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                                                            Exhibit 99.(a)(1)(C)

                       SUMMARY OF TERMS OF OPTION EXCHANGE

    RESPONSE DUE BEFORE 5:00 P.M., PACIFIC DAYLIGHT TIME, ON October 25, 2001


     You must check your election, sign and date the Election Form and return the Election Form to Human Resources before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the offer). If you have any questions regarding the process for returning the Election Form, please contact Human Resources at:

     Beth Dayen, 408-522-3169               Anne Markert-Breesch, 408-522-3132
     Leslie Bigler, 408-522-3141            Dianna Brunt, 530-295-6077
     Claudia LaFountain, 530-295-6082

     The following summarizes the principal terms and conditions of the Offer to Exchange outstanding stock options. Please also read the enclosed Offer to Exchange in its entirety, because the information in this summary is not complete and does not contain all of the information relevant to your decision to participate in the Offer.

     Which Options are Eligible Options? All outstanding options with exercise prices per share equal to or greater than $6.00, granted under our 2000 Equity Incentive Plan and held by employees of Endwave Corporation (the "Company" or "Endwave") (each an "Eligible Participant") are "Eligible Options." If you wish to accept this Offer with respect to any or all of your Eligible Options, you must exchange all of your Eligible Options granted on or after March 26, 2001. For example, if you were granted an option on March 9, 2000 and a second option on May 12, 2001, and you elect to accept this Offer with respect to the March 9, 2000 option, you must exchange all of your shares subject to the May 12, 2001 option grant as well.

     Who Can Participate in the Exchange? You can elect to surrender for cancellation any Eligible Options if you are an Eligible Participant on October 25, 2001. Termination of your employment with the Company on or before October 25, 2001 will automatically revoke any election that you make to participate in the Offer.

     How Many Options Will I Receive? For those employees who elect to participate in the Offer, on October 25, 2001 (or a later date if Endwave extends the Offer) the Company will grant you a short-term option ("Short-Term Option") covering thirty percent (30%) of the number of shares subject to your Eligible Options that were cancelled. The exercise price per share of the Short-Term Option will be equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant.

     On or after April 26, 2002 (or a later date if Endwave extends the Offer), subject to your continued employment by the Company, the Company will grant you a new option ("New Option") equal to seventy percent (70%) of the number of shares subject to your Eligible Options that were cancelled. The exercise price of the New Option will be equal to the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between October 25, 2001 (or a later expiration date if Endwave extends the offer) and the date the New Options


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are granted. You can view a summary of your stock option grant(s) by sending a request to stock.administration@endwave.com.
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     When will I receive my Short-Term Options and New Options? The Short-Term
Options will be granted on October 25, 2001 (or a later date if Endwave extends the Offer). The New Options will be granted on or after April 26, 2002 (or a later date if Endwave extends the Offer). Moreover, if you accept the Offer and exchange all or part of your Eligible Options, we cannot for accounting reasons grant you any additional stock options (other than the Short-Term Options) until, at the earliest, April 26, 2002.

     What happens if I accept the Offer and tender one or more of my Eligible Options but I am no longer employed by the Company on the grant date of the New Options? If you accept the Offer to exchange any of your Eligible Options and are subsequently, for any reason, no longer employed by us on the grant date for the New Options, you will not receive any New Options for your Eligible Options that have been cancelled, and your cancelled options will not be reinstated. Participation in this offer does not confer upon you the right to remain employed by us.

     What will be the Exercise Price of the Short-Term Options and the New Options? The Short-Term Options and New Options will have exercise prices equal to the closing prices of the Company's Common Stock as reported on the Nasdaq National Market on their respective grant dates. While your Short-Term Options are likely to have a lower exercise price than Eligible Options, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. Therefore, we recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

     What will be the Vesting Period of the Short-Term Options and the New Options? One-twelfth (1/12th) of the shares covered by the Short-Term Options will vest one (1) month after the date of grant and one-twelfth (1/12th) of the shares will vest monthly thereafter (assuming your continued employment by or continued service with the Company through such dates). If you receive a New Option, each New Option will have a three (3) year vesting schedule under which twenty-five percent (25%) of the shares subject to the New Option will vest on the date of grant and one-sixteenth (1/16th) of the shares will vest quarterly thereafter. No Short-Term Option or New Option, whether or not it is vested, will be exercisable until six (6) months after the date of grant; provided, however, that if, during this six (6) month waiting period, there is a change in corporate ownership of the Company or your employment or service with the Company terminates by reason of your retirement, death, or disability, you will be allowed to exercise your vested options in accordance with the post termination exercise period stated in the applicable stock option agreement. If, however, there is no change of corporate ownership of the Company and your employment or service with the Company terminates for any reason other than retirement, death or disability, you will not be allowed to exercise the vested portion of your option until at least six (6) months from the date of grant, but following the conclusion of that six (6) month waiting period, you will be permitted to exercise your vested options in accordance with the post termination exercise period stated in the applicable option agreement. Please note that for these purposes, the Company intends to interpret the term "retirement" as broadly as possible under the Fair Labor Standards Act, and in a manner consistent with any regulations promulgated by the U.S. Department of Labor under that


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Act. As of September 26, 2001, no regulations have been promulgated under the
Fair Labor Standards Act regarding the interpretation of the term "retirement."

     What is the Expiration Date of the Short-Term Options and the New Options? The Short-Term Options will terminate on April 25, 2003 (or earlier if your employment by or services with the Company terminates). The New Options will have a maximum option term of ten years from the date of grant.

     Does the Company Have a Recommendation with Respect to the Offer? While the Company's Board of Directors has approved the Offer, each individual holding Eligible Options will need to arrive at his or her own decision whether or not to participate in the Offer based on individual circumstances. While your Short-Term Options are likely to have a lower exercise price than Eligible Options, we cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

     What Happens to My Eligible Options if I Accept the Offer? If you accept the Offer, the Eligible Options that you choose to exchange will be cancelled and you will have no further right or interest in them, whether vested or unvested. In addition, if you accept the Offer, in order to avoid adverse accounting consequences to the Company, all stock options granted to you since March 26, 2001 must be exchanged, and you will not be eligible to receive any new options other than the Short-Term Options before April 26, 2002, at the earliest.

     What is the Tax Treatment of the Short-Term Options and the New Options? Each Short-Term Option and New Option will be a nonqualified stock option and, under U.S. tax laws, will not be eligible for the special tax treatment that applies to incentive stock options. You should consult with your tax advisor with respect to all tax matters.

     What Happens if I Do Not Accept the Offer? If you do not accept the Offer, or if we do not accept the options you elect to exchange (see Question 20 in the Offer to Exchange), you will keep all of your Eligible Options, and you will not receive any Short-Term Options or New Options under this Offer. In that case, no changes will be made to your Eligible Options.

     Can I Change My Mind? Yes. After you turn in the Election Form, you can change your election at any time on or prior to the October 25, 2001 deadline by delivering a signed change in election form to Human Resources before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (unless Endwave extends the deadline). Human Resources can provide you with a form for a change in election.

     What Do I Need To Do? Whether you accept the Offer or not, you need to make your election, sign the Election Form and ensure delivery of the Election Form to Human Resources at Endwave before 5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer). The Election Form may be sent via U.S. mail, electronic mail or facsimile. Your Election Form must be received by Human Resources before


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5:00 p.m., Pacific Daylight Time, on October 25, 2001 (or a later expiration date if Endwave extends the Offer), not merely placed in the mail or other delivery system by the expiration time.


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